Exhibit 5.2

e-mail:
arlynch@applebyglobal.com

direct dial:
Tel +1 441 298 3286
Nabors Industries, Ltd	Fax +1 441 298 3358

Second Floor	client ref:
Crown House
4 Par-La-Ville Road	appleby ref:
Hamilton HM 08	ARL/126276.0033
Bermuda

21 November 2011
Dear Sirs
Nabors Industries, Ltd (the “Company”)
We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on 21 November 2011 of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 of the United States (the “Securities Act”) in relation to the offer by Nabors Industries, Inc. (“Nabors Delaware”) to exchange any of its existing 4.625% Senior Notes due 2021(the “Old Notes”), guaranteed by the Company, issued pursuant to an indenture dated 23 August 2011 (the “Indenture”) by and among Nabors Delaware as issuer, the Company as Guarantor, Wilmington Trust, National Association as trustee and Citibank, N.A. as securities administrator, and the registration rights agreement dated 23 August 2011 (the “Registration Rights Agreement”) among Nabors Delaware, the Company and the initial purchasers named therein, for newly issued 4.625% Senior Notes due 2021(the “New Notes”), guaranteed by the Company (the “Exchange Guarantee,” and together with the Registration Statement, the Indenture and the Registration Rights Agreement, the “Contracts”).
For the purposes of this opinion we have examined and relied upon copies of the Registration Statement. We have also examined and relied upon: certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company adopted on 30 March 2006; a certified copy of the unanimous written resolutions of the Board of Directors of the Company effective 16 August 2011 (the “Resolutions”); entries and filings shown in respect of the Company on the files of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 18 November 2011 (the “Company Search”); the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 18 November 2011 in respect of the Company (the “Litigation Search”); a Certificate of

Compliance dated 18 November 2011 issued by the Registrar of Companies in respect of the Company (collectively and together with the Contracts, the “Documents”).
We have assumed: (a) the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies; (b) that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent; (c) the genuineness of all signatures on the Documents; (d) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered; (e) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered; and (f) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors of the Company to effect the filing by the Company of the Registration Statement, not disclosed by the Company’s Constitutional Documents or by Bermuda law or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.
We have the following reservations: (a) searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal (i) details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book; (ii) details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded; (iii) whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded; (iv) whether any arbitration or administrative proceedings are pending; or whether any proceedings are threatened, or whether any arbitrator has been appointed or (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981, as amended; (b) we have not enquired as to whether there has been any change since the date of the Company Search and Litigation Search; (c) the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies; and (d) any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.
This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the SEC.
Opinion
Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda;

(2)	The execution, delivery and performance by the Company of the Exchange Guarantee and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company; and

(3)	The Company has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Contracts or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to Appleby (Bermuda) Limited in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under section 7 of the Securities Act. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
/s/  Appleby (Bermuda) Limited